AMENDED AND RESTATED

                          OPERATING SERVICES AGREEMENT

                            MEEHAN MUTUAL FUNDS, INC.

     This Agreement, made and entered into as of the first day of November 2007, amends and restates the Agreement entered into as of the 30th day of November, 1999, by and between Meehan Mutual Funds, Inc., a Maryland corporation (the "Fund"), and Edgemoor Capital Management Inc., (now known as Edgemoor Investment Advisors, Inc.), a Maryland corporation (hereinafter referred to as "Advisor").

WHEREAS, the Fund is an open-end management investment company, registered under the Investment Company Act of 1940, as amended (the "Act"), and authorized to issue shares representing interests in the Meehan Focus Fund (the "Portfolio"); and

WHEREAS,  Advisor  is  registered  as an investment advisor under the Investment
Advisers Act of 1940, and engages in the business of asset management and the provision of certain other administrative and recordkeeping services in connection therewith; and

WHEREAS, the Fund wishes to engage Advisor, to provide, or arrange for the provision of, certain operational services which are necessary for the day-to-day operations of the Portfolio in the manner and on the terms and conditions hereinafter set forth, and Advisor wishes to accept such engagement;

NOW, THEREFORE, in consideration of the promises and the mutual covenants hereinafter contained, the Fund and Advisor agree as follows:

1. Obligations  of  Advisor

     (a) Services. The Fund hereby retains Advisor to provide, or, upon receipt of approval of the Fund, arrange for other companies to provide, the following services to the Portfolio in the manner and to the extent that such services are reasonably necessary for the operation of the Portfolio (collectively, the "Services"):

     (1) accounting services and functions, including costs and expenses of any independent public accountants;

     (2) non-litigation related legal and compliance services, including the expenses of maintaining registration and qualification of the Fund and the Portfolio under federal, state and any other applicable laws and regulations;

     (3) dividend disbursing agent, dividend reinvestment agent, transfer agent, and registrar services and functions (including answering inquiries related to shareholder Portfolio accounts);

     (4)     custodian  and  depository  services  and  functions;

     (5)     distribution,  marketing,  and/or  underwriting  services;

     (6)     independent  pricing  services;

     (7) preparation of reports describing the operations of the Portfolio, including the costs of providing such reports to broker-dealers, financial institutions and other organizations which render services and assistance in connection with the distribution of shares of the Portfolio;

     (8) sub-accounting and recordkeeping services and functions (other than those books and records required to be maintained by Advisor under the Investment Advisory Agreement between the Fund and Advisor), including maintenance of shareholder records and shareholder information concerning the status of their Portfolio accounts by investment Advisors, broker-dealers, financial institutions, and other organizations on behalf of Advisor;

     (9) shareholder and board of directors communication services, including the costs of preparing, printing and distributing notices of shareholders' meetings, proxy statements, prospectuses, statements of additional information, Portfolio reports, and other communications to the Fund's Portfolio shareholders, as well as all expenses of shareholders' and board of directors' meetings, including the compensation and reimbursable expenses of the directors of the Fund;

     (10) other day-to-day administrative services, including the costs of designing, printing, and issuing certificates representing shares of the Portfolio, and premiums for the fidelity bond maintained by the Fund pursuant to
Section 17(g) of the Act and rules promulgated thereunder (except for such premiums as may be allocated to third parties, as insureds thereunder).

     (b) Exclusions from Service. Notwithstanding the provisions of Paragraph 1(a) above, the Services shall not include and Advisor will not be responsible for any of the following:

     (1) all brokers' commissions, issue and transfer taxes, and other costs chargeable to the Fund or the Portfolio in connection with securities transactions to which the Fund or the Portfolio is a party or in connection with securities owned by the Fund or the Portfolio;

     (2) the interest on indebtedness, if any, incurred by the Fund or the Portfolio;

     (3) the taxes, including franchise, income, issue, transfer, business license, and other corporate fees payable by the Fund or the Portfolio to federal, state, county, city, or other governmental agents;

     (4) the expenses, including fees and disbursements of counsel, in connection with litigation by or against the Fund or the Portfolio;

     (5)     acquired  fund  fees  and  expenses;  and

     (6)     any  other  extraordinary  expense  of  the  Fund  or  Portfolio.

(c) Books and Records. All books and records prepared and maintained by Advisor for the Fund under this Agreement shall be the property of the Fund and, upon request therefor, Advisor shall surrender to the Fund such of the books and records so requested.

(d) Staff and Facilities. Advisor assumes and shall pay for maintaining the staff, personnel, space, equipment and facilities necessary to perform its obligations under this Agreement.

2.     Obligations  of  the  Fund

(a) Fee. The Fund will pay to the Advisor on the last day of each month an annual fee equal to 0.25% of the average net assets of the Portfolio, such fee to be computed daily based upon the net asset value of the Portfolio as determined by a valuation made in accordance with the Fund's procedure for calculating Portfolio net asset value as described in the Fund's Prospectus and/or Statement of Additional Information.

(b) Information. The Fund will, from time to time, furnish or otherwise make available to Advisor such information relating to the business and affairs of the Portfolio as Advisor may reasonably require in order to discharge its duties and obligations hereunder.

3. Term. This Agreement shall remain in effect initially for two years after its execution, and from year to year thereafter provided such continuance is approved at least annually by the vote of a majority of the directors of the Fund who are not parties to this Agreement or "interested persons" (as defined in the Act) of any such party, which vote must be cast in person at a meeting called for the purpose of voting on such approval; provided, however, that:

(a) the Fund, at any time and without the payment of any penalty terminate this Agreement upon 60 days written notice to Advisor;

(b) the Agreement shall immediately terminate in the event of its assignment (within the meaning of the Act and the Rules thereunder); and

(c) Advisor may terminate this Agreement without payment of penalty on 60 days written notice to the Fund.

4. Miscellaneous

(a) Performance Review. Advisor will permit representatives of the Fund, including the Fund's independent auditors, to have reasonable access to the personnel and records of Advisor in order to enable such representatives to monitor the quality of services being provided and the level of fees due Advisor pursuant to this Agreement. In addition, Advisor shall promptly deliver to the board of directors of the Fund such information as may reasonably be requested from time to time to permit the board of directors to make an informed determination regarding continuation of this Agreement and the payments contemplated to be made hereunder.

(b) Notices. Any notice under this Agreement shall be given in writing, addressed and delivered, or mailed postpaid, to the other party at the principal office of such party.

(c) Choice of Law. This Agreement shall be construed in accordance with the laws of the State of placeStateMaryland and the applicable provisions of the Act. To the extent the applicable law of the State of StateplaceMaryland or any of the provisions herein conflict with the applicable provisions of the Act, the latter shall control.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement on the day and year first above written.

     Meehan  Mutual  Funds,  Inc.

By:  /s/ Thomas P. Meehan
     ---------------------
     Thomas  P.  Meehan,  President


                   Edgemoor  Investment  Advisors,  Inc.


                    By:  /s/ Thomas P. Meehan
                         --------------------
                         Thomas  P.  Meehan,  President